UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
October 5, 2005
Doane Pet Care Company
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27818	43-1350515
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

210 Westwood Place South,
Suite 400
Brentwood, TN	37027
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 373-7774
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
A. Introduction
On October 5, 2005, Doane Pet Care Company (the “Company”) issued a press release announcing the commencement of its private placement of $150.0 million in aggregate principal amount of senior subordinated notes due 2015 (the “Notes”). The Company’s press release related to the private placement of Notes is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the Notes. The Notes to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
B. Limitation on Incorporation by Reference
In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.
C. Supplemental Information
The information set forth below within this Item 7.01 contains excerpts of disclosure contained in the offering memorandum dated October 5, 2005 relating to the private placement of the Notes (the “Offering Memorandum”). Except as otherwise indicated below, or as the context may otherwise require, (i) all references to ‘‘Doane,’’ ‘‘the Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refer to Doane Pet Care Company, (ii) all references to ‘‘Doane Enterprises’’ or ‘‘our parent corporation’’ refer to Doane Pet Care Enterprises, Inc., (iii) all references to ‘‘OTPP’’ refer to the Ontario Teachers’ Pension Plan Board and (iv) all references to ‘‘DPC Newco’’ refer to DPC Newco Inc.
Unless otherwise indicated, the descriptions below give effect to and assume the completion of the transactions described below, including the acquisition by OTPP of beneficial ownership of substantially all of the outstanding capital stock of Doane Enterprises and the related financing transactions. Unless otherwise indicated, information presented on a ‘‘pro forma basis’’ gives effect to the transactions described below as if such transactions had occurred on July 2, 2005 or at the beginning of the applicable pro forma period.
1. The Transactions
The Acquisition
      On August 28, 2005, we, along with Doane Enterprises, entered into an Agreement and Plan of Merger, or the Merger Agreement, with DPC Newco, a direct, wholly-owned subsidiary of OTPP, pursuant to which OTPP will acquire beneficial ownership of substantially all of the outstanding capital stock of Doane Enterprises. In connection with this transaction, it is anticipated that OTPP’s investment in Doane Enterprises will be approximately $311.6 million and our senior management’s investment in Doane Enterprises will be approximately $4.7 million. We refer to DPC Newco’s acquisition of, and the related senior management investments in, Doane Enterprises as the Acquisition.
      The Acquisition will be effected by the merger of DPC Newco with and into Doane Enterprises, with Doane Enterprises surviving the merger. Upon consummation of the Acquisition, all of the capital stock of Doane Enterprises will be beneficially owned by OTPP and members of our senior management. See “Description of Capital Stock.”
      The consummation of this notes offering is conditioned upon the closing of the Acquisition.
The Financing Transactions
      In connection with the closing of the Acquisition, we expect the following transactions to be consummated, which we refer to as the Financing Transactions, and, together with the Acquisition, as the Transactions:

•	the issuance of the notes offered hereby;

•	the closing of our new $220.0 million senior credit facility, or our new senior credit facility. Our new senior credit facility will provide for a $65.0 million multi-currency revolving credit facility, a $55.0 million U.S. dollar equivalent term loan facility denominated in Euros and a $100.0 million term loan facility. At the closing of the Transactions, we anticipate that the revolving portion of our new senior credit facility will have available borrowings of approximately $60.2 million, net of approximately $4.8 million of issued and undrawn letters of credit. See “Description of Other Indebtedness;”

•	the redemption of all of our outstanding 9 3/4% senior subordinated notes due 2007, or our existing senior subordinated notes, at a price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. This offering memorandum does not constitute an offer to redeem our existing senior subordinated notes; and

•	the redemption approximately 30 days following the closing of the Acquisition of our 14.25% senior preferred stock due 2007, or our senior preferred stock, at a redemption price equal to 101% of the liquidation value thereof, which includes a 1% change of control premium. As of July 2, 2005, on a pro forma basis after giving effect to the Transactions, the redemption price of our senior preferred stock would have been approximately $118.5 million. This offering memorandum does not constitute an offer to redeem our senior preferred stock.
      Consummation of the Acquisition will constitute a change of control under the indenture governing our outstanding 10 3/4% senior notes due 2010, or our senior notes, giving holders of our senior notes the right to require us to repurchase the senior notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest. We believe, based on the current trading levels of our senior notes, that none of the holders of our senior notes will exercise this right. We have received a written commitment from a lender to provide financing for any of our repurchase obligations in the event that holders of our senior notes require us to repurchase their securities.
      Consummation of the Acquisition will also constitute a change of control under the indentures governing our 7.25% Ottawa County Finance Authority Industrial Revenue Bonds, Series 1997, and our 6.25% Oklahoma Development Finance Authority Industrial Revenue Bonds, Series 1998, which we refer to collectively as our industrial development revenue bonds, giving holders of our industrial development revenue bonds the right to require us to repurchase the industrial development revenue bonds at a price of 101% of the principal amount thereof, plus accrued and unpaid interest. We are seeking waivers from the holders of our industrial development revenue bonds, and if we do not obtain the required waivers, we believe we will have sufficient borrowings available to us under the revolving credit portion of our new senior credit facility to refinance this indebtedness.
2. Summary Historical and Pro Forma Consolidated Financial Information

      The following tables set forth our summary historical consolidated financial information derived from our audited consolidated financial statements as of and for each of the fiscal years 2002, 2003 and 2004, which are included elsewhere in this offering memorandum, except for the fiscal 2002 audited consolidated balance sheet. The table also sets forth our summary historical consolidated financial information derived from our unaudited condensed consolidated financial statements as of the end of the first six months of fiscal 2005 and for each of the first six month periods of fiscal 2004 and 2005, which are included elsewhere in this offering memorandum, and our summary pro forma condensed consolidated financial information derived from our unaudited pro forma condensed consolidated financial information as of and for the twelve months ended July 2, 2005 after giving effect to the Transactions as if they had occurred on July 2, 2005 or the beginning of the twelve month period then ended. Operating results for the first six months of fiscal 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year 2005. The unaudited pro forma condensed consolidated financial information should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or statement of operations data or other data as of any future date or for any future period.
      The information in the table below is only a summary and should be read together with our audited consolidated financial statements for fiscal 2002, 2003 and 2004 and the related notes, our unaudited condensed consolidated financial statements for the first six months of fiscal 2004 and 2005 and the related notes, our “Selected Historical Financial and Other Data” and the related notes, our “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are included elsewhere in this offering memorandum. The figures in the tables below may reflect rounding adjustments.
      Our fiscal years end on the Saturday nearest to the end of December; and therefore, fiscal 2002, 2003 and 2004 ended on December 28, 2002, January 3, 2004 and January 1, 2005, respectively. Fiscal 2002 and 2004 were each 52-week fiscal years and fiscal 2003 was a 53-week fiscal year. Our fiscal quarters end on the Saturday nearest to the end of the months of March, June, September and December. The six month periods ending with the second quarter of fiscal 2004 and 2005 ended on July 3, 2004 and July 2, 2005, respectively. Pro forma financial information after giving effect to the Transactions is stated as of and for the twelve months ending with the most recent period of historical financial information presented, or July 2, 2005.

											Pro Forma
	Fiscal						First Six Months Fiscal				Twelve Months
											Ended
	2002		2003(1)		2004		2004		2005		July 2, 2005

			(Restated)
	(Dollars in thousands)
Statement of operations data:
Net sales	$887,333		$1,013,865		$1,051,241		$529,218		$511,008		$1,033,031
Cost of goods sold	701,418		851,578		896,191		455,263		416,184		861,261

Gross profit	185,915		162,287		155,050		73,955		94,824		171,770
Operating expenses:
Promotion and distribution	52,445		57,616		56,805		27,994		29,159		57,970
Selling, general and administrative	48,712		52,015		51,861		25,986		25,930		51,255
Amortization	4,583		4,989		4,313		2,363		2,190		9,738
Other operating expense (income), net(2)	1,447		7,227		6,978		5,161		(1,711)		106

Income from operations	78,728		40,440		35,093		12,451		39,256		52,701
Interest expense, net(3)	62,395		57,494		72,841		36,163		37,677		50,231
Debt extinguishments(4)	—		4,438		4,137		—		—		—
Other income, net	(724)		(1,156)		(1,417)		(738)		(693)		(1,372)

Income (loss) before income taxes	17,057		(20,336)		(40,468)		(22,974)		2,272		3,842
Income tax expense	1,786		25,039		5,124		2,570		2,643		5,197

Net income (loss)(3)	$15,271		$(45,375)		$(45,592)		$(25,544)		$(371)		$(1,355)

Other data:
Adjusted EBITDA(5)	$108,195		$80,805		$85,903		$43,016		$54,702		$98,139
Depreciation and amortization	32,164		37,161		40,356		20,163		20,083		50,023
Capital expenditures	24,348		28,062		18,856		5,126		10,132		23,862
Volume of pet food manufactured and sold (thousands of U.S. tons):
North America	1,656		1,781		1,588		824		794		1,558
Europe	258		276		289		140		142		291
Ratio of earnings to fixed charges (6)	1.3	x	0.7	x	0.5	x	0.4	x	1.1	x	1.0	x
Ratio of pro forma Adjusted EBITDA to pro forma cash interest expense											2.0	x
Ratio of pro forma, as adjusted total debt to pro forma Adjusted EBITDA(7)											5.5	x

				As of July 2, 2005
	End of Fiscal
					Pro Forma,
	2002	2003(1)	2004	Historical	As Adjusted

		(Restated)
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$7,596	$29,293	$28,847	$37,031	$—
Working capital(8)	57,339	25,596	28,830	37,407	53,449
Total assets	870,667	885,914	901,906	851,792	1,034,247
Total debt(9)(10)	554,020	574,046	690,184	695,650	544,589
Senior preferred stock(9)	77,550	91,052	106,421	114,874	—
Total stockholder’s (deficit) equity(11)	58,503	32,549	7,126	(23,324)	306,626

(1)	During the preparation of our 2004 Annual Report on Form 10-K, the Audit Committee of our Board of Directors determined that, following a review of our accounting practices for realized foreign currency transaction losses and the computation of interest expense, and in consultation with management and our independent registered public accounting firm, the restatement of our previously issued fiscal 2003 consolidated financial statements was necessary. The restatement resulted in a decrease in the fiscal 2003 net loss from $54.4 million to $45.3 million. This $9.1 million reduction resulted from the reversal of previously recognized transaction losses of $7.7 million related to the cumulative translation of our Euro-denominated debt and the correction of a cumulative error in our interest expense calculation of $1.4 million. The adjustments made in fiscal 2003 relating to previously recognized foreign currency translation losses and the computation of interest expense included cumulative errors through fiscal 2002 of $0.8 million and $0.7 million, respectively, which have been recognized in the 2003 restated financial statements as adjustments to the first quarter of fiscal 2003. These adjustments have not been recorded in prior periods due to management’s conclusion that these cumulative errors through fiscal 2002, and the correction of the cumulative errors in fiscal 2003, were not material to any of the periods impacted.

(2)	Other operating expenses, net, of $1.4 million in fiscal 2002 are transaction costs consisting of $0.8 million related to a postponed senior note offering and $0.6 million for an abandoned strategic initiative.

Other operating expenses, net, of $7.2 million in fiscal 2003 are restructuring costs consisting of asset impairments of $5.3 million related to our European restructuring plan and $2.4 million related to the divestiture of our 51% interest in our Crona joint venture, partially offset by $0.5 million of net positive revisions to estimates of previously accrued restructuring costs.

Other operating expenses, net, of $7.0 million in fiscal 2004 include $7.3 million of restructuring costs, $0.6 million of income from litigation settlements and $0.3 million of transaction costs. Restructuring costs associated with our European restructuring plan include $3.2 million of severance, $2.5 million of equipment installation costs and $1.3 million for manufacturing inefficiencies. In addition, we had restructuring costs for asset impairments of $0.2 million primarily related to the closure of a U.S. distribution facility and $0.1 million of revisions to estimates of previously accrued restructuring costs.

Other operating expenses, net, of $5.2 million in the first six months of fiscal 2004 include $6.0 million of restructuring costs, partially offset by $0.8 million of income from an arbitration award. Restructuring costs associated with our European restructuring plan include $3.0 million of severance, $2.0 million of equipment installation costs and $0.6 million for manufacturing inefficiencies. In addition, we had restructuring costs for asset impairments of $0.4 million related to the closure of a U.S. distribution facility.

Other operating income, net, of $1.7 million in the first six months of fiscal 2005 includes $3.2 million of income from favorable litigation settlements, partially offset by $0.9 million of restructuring costs and $0.6 million of transaction costs associated with unconsummated strategic initiatives. Restructuring costs include $1.1 million of asset impairments related to the closure of a U.S. manufacturing facility and $0.2 million of net positive revisions to estimates of previously accrued restructuring costs.

Other operating expenses, net, of $0.1 million for the pro forma twelve months ended July 2, 2005 include $2.2 million of restructuring costs, and $0.9 million of transaction costs associated with unconsummated strategic initiatives, offset by $3.0 million of income from favorable litigation settlements net of legal expenses. Restructuring costs consist of $1.4 million related to our European restructuring plan, $0.9 of asset impairments related to plant closures and $0.1 million of net positive revisions to previously accrued restructuring costs.

(3)	We adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, or SFAS 150, as of the beginning of fiscal 2004 and, as a result, began recognizing the accretion and dividends associated with our senior preferred stock as interest expense in our consolidated statements of operations. Prior to the adoption of SFAS 150, we recognized the accretion and dividends as a direct component of our accumulated deficit. Net income (loss) for fiscal 2002 and 2003, as adjusted to give effect to the adoption of SFAS 150 as of the beginning of each such fiscal year, would have been $3.4 million and $(58.9) million, respectively.

(4)	Debt extinguishments of $4.4 million in fiscal 2003 consist of $4.1 million related to the February 2003 refinancing of a previous senior credit facility and $0.3 million related to the write-off of a pro-rata portion of unamortized debt issuance costs for an optional prepayment we made on the February 2003 previous senior credit facility.

Debt extinguishment of $4.1 million in fiscal 2004 relates to the write-off of unamortized debt issuance costs in connection with the November 2004 refinancing of our senior credit facility.

(5)	Our calculation of Adjusted EBITDA is based upon the definition used in our existing and new senior credit facilities for covenant compliance purposes. This calculation may differ in method of calculation from similarly titled measures used by other companies.

The computation of Adjusted EBITDA for each of the respective periods shown is as follows:

						Pro Forma
	Fiscal			First Six Months Fiscal		Twelve Months
						Ended
	2002	2003	2004	2004	2005	July 2, 2005

		(Restated)
	(In thousands)
Net income (loss)	$15,271	$(45,375)	$(45,592)	$(25,544)	$(371)	$(1,355)
Adjustments:
Interest expense, net	62,395	57,494	72,841	36,163	37,677	50,231
Income tax expense	1,786	25,039	5,124	2,570	2,643	5,197
Depreciation and amortization	32,164	37,161	40,356	20,163	20,083	50,023
SFAS 133 (gain) loss(a)	(4,868)	(5,179)	2,059	4,503	(3,619)	(6,063)
Debt extinguishments(b)	—	4,438	4,137	—	—	—
Transaction and other costs(c)	1,447	—	333	—	541	874
Litigation settlements(c)	—	—	(612)	(835)	(3,189)	(2,966)
Restructuring costs(c)	—	7,227	7,257	5,996	937	2,198

Adjusted EBITDA	$108,195	$80,805	$85,903	$43,016	$54,702	$98,139

(a)	We account for our commodity derivative instrument transactions at fair value in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS 133. Our measure of Adjusted EBITDA is consistent with the definition used in our existing and new senior credit facilities for covenant compliance, which allows us to assume that our commodity derivative instrument transactions are 100% effective cash flow hedges. As a result, we include a positive or negative adjustment in our calculation of Adjusted EBITDA related to the timing difference between fair value and cash flow hedge accounting.

(b)	Refer to footnote 4 above of this “Summary Historical and Pro Forma Consolidated Financial Information” for a description of the debt extinguishment transactions.

(c)	Refer to footnote 2 above of this “Summary Historical and Pro Forma Consolidated Financial Information” for a description of the transactions comprising other operating expense (income), net.

Adjusted EBITDA is a non-GAAP liquidity measure presented as supplemental disclosure to cash flows from operating activities. Adjusted EBITDA should be considered in addition to, not as a substitute for, cash flows from operating activities. We have significant uses of cash flows, including capital expenditures, interest payments, income tax payments, debt principal repayments and other charges, which are not reflected in Adjusted EBITDA. We define Adjusted EBITDA as cash flows from operating activities, including income from joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges. These other charges include SFAS 133 gains and losses and litigation settlements as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings. A reconciliation of U.S. GAAP cash flows from operating activities to Adjusted EBITDA is as follows:

						Pro Forma
	Fiscal			First Six Months Fiscal		Twelve Months
						Ended
	2002	2003	2004	2004	2005	July 2, 2005

		(Restated)
	(In thousands)
Cash flows from operating activities	$78,773	$55,663	$21,287	$(6,314)	$21,274	$37,431
Adjustments for items that use (provide) cash that are excluded from Adjusted EBITDA:
Interest paid	48,226	55,584	52,630	26,146	26,494	52,978
Income taxes paid	236	1,447	985	545	301	741
Other operating expenses paid	3,479	1,098	7,195	4,285	(2,233)	677
Changes in current assets and liabilities	(15,727)	(23,778)	1,504	12,674	12,557	16,799
Non-cash changes in current assets and liabilities that are excluded from Adjusted EBITDA	(7,497)	(9,825)	1,333	5,223	(3,842)	(11,150)
Equity in joint ventures	705	616	969	457	151	663

Adjusted EBITDA	$108,195	$80,805	$85,903	$43,016	$54,702	$98,139

(6)	The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income (loss) before income taxes plus fixed charges) by fixed charges (interest expense, net, plus 33% of rent expense). For fiscal 2003 and 2004 and the first six months of fiscal 2004, in which the ratio of earnings to fixed charges was less than one-to-one, amounts of deficiencies in those periods were $20.3 million, $40.5 million and $23.0 million, respectively.

(7)	Pro forma, as adjusted total debt used in the calculation of the pro forma ratio of adjusted total debt to Adjusted EBITDA reflects the aggregate principal amount of our senior notes outstanding as of July 2, 2005 of $213.0 million rather than the fair value of $223.9 million as presented in the pro forma condensed consolidated balance sheet in accordance with SFAS 141. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

(8)	Working capital has been computed as current assets excluding cash and cash equivalents less current liabilities excluding current maturities of long-term debt.

(9)	Senior preferred stock was reclassified to long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

(10)	Pro forma, as adjusted total debt has been adjusted to reflect the aggregate principal amount of our senior notes outstanding as of July 2, 2005 of $213.0 million rather than the fair value of $223.9 million as presented in the pro forma condensed consolidated balance sheet in accordance with SFAS 141.

(11)	Amount includes $4.7 million of senior management’s investment in Doane Enterprises, which will be classified in the consolidated balance sheet as redeemable common stock, separate and apart from stockholders’ equity. This equity investment is redeemable, under certain conditions, at the option of the holder. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.”

3. Risk Factors
Risks Related to the Notes and this Offering
Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
      Upon consummation of the Transactions, we will be highly leveraged. As of July 2, 2005, on a pro forma, as adjusted basis after giving effect to the Transactions, we would have had approximately $544.6 million aggregate principal amount of total indebtedness, including the notes.
      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our debt service obligations which, if we fail to comply with the requirements of any of our debt agreements, could result in an event of default;

•	require us to dedicate a substantial portion of cash flows from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow for capital expenditures, working capital, acquisitions and other general business activities;

•	limit our ability to obtain additional financing in the future for capital expenditures, working capital, acquisitions and other general business activities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us vulnerable to fluctuations in interest rates because indebtedness under our new senior credit facility will be subject to variable interest rates;

•	detract from our ability to successfully withstand a downturn in our business or the general economy; and

•	place us at a competitive disadvantage against other less leveraged pet food companies.
Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.
      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes offered hereby and the terms of our other debt agreements, including those governing our new senior credit facility and our senior notes, do not fully prohibit us or our subsidiaries from doing so. For example, the revolving credit portion of our new senior credit facility will permit borrowings of up to $65.0 million and all of those borrowings and any other indebtedness permitted under the indenture, if not excluded from senior debt, would rank senior to the notes and the guarantees. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we and they now face would increase. In addition, the indentures governing the notes offered hereby and our senior notes and the credit agreement governing our new senior credit facility do not prevent us from incurring obligations that do not constitute indebtedness. Upon consummation of the Transactions, we will have available borrowings under our revolving credit facility of approximately $60.2 million, net of approximately $4.8 million of issued and undrawn letters of credit.
We may not be able to generate sufficient cash flow to service our indebtedness.
      On a pro forma basis, after giving effect to the Transactions, our cash interest expense, net, for the twelve months ended July 2, 2005 would have been $49.3 million. Our ability to make scheduled payments of principal and interest with respect to our indebtedness, including the notes offered hereby, and to fund planned capital expenditures and other general business activities, will depend on our ability to generate future cash and on our future operating results. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      Our business may not generate sufficient cash flows from operations, and future borrowings may not be available to us under our new senior credit facility or otherwise to enable us to pay our indebtedness, including the notes offered hereby, or fund our other liquidity needs. If we fail to make any required payments under the agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in these agreements, we would be in default, and our lenders would have the ability to require us to immediately repay our outstanding indebtedness. If the lenders required immediate payment from us, we may not have sufficient assets to satisfy the obligations under our indebtedness.
      We also could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. Our new senior credit facility and our obligations under the notes offered hereby and our outstanding senior notes will limit our ability to sell assets and will also restrict the use of proceeds from any such sale. Furthermore, our new senior credit facility will be secured by substantially all of our assets. Therefore, we may not be able to sell our assets quickly enough or generate sufficient proceeds to enable us to meet our debt service obligations.
      In addition, we may need to refinance all or a portion of our indebtedness, including the notes offered hereby, on or before maturity. We may not be able to refinance any of our indebtedness, including our new senior credit facility, the notes or our senior notes, on commercially reasonable terms or at all.
The notes and the related guarantees are effectively subordinated to all of our secured debt as a result of liens granted by us, including the debt under our new senior credit facility, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.
      The notes and the related guarantees are not secured by any of our assets and, therefore, are effectively subordinated to all of our and our guarantors’ secured debt to the extent of the value of the assets securing that debt. We will pledge substantially all of our assets as collateral to secure our indebtedness under our new senior credit facility. As of July 2, 2005, on a pro forma basis after giving effect to the Transactions, the notes and related guarantees would have been effectively subordinated to approximately $181.6 million of senior secured indebtedness consisting of $155.0 million under our new senior credit facility, $14.5 million under our industrial development revenue bonds and $12.1 million of indebtedness of our foreign subsidiaries. We and our guarantors may also incur additional secured indebtedness in the future. On a pro forma, as adjusted basis after giving effect to the Transactions, we will have approximately $60.2 million of available secured borrowings under our revolving credit facility, net of approximately $4.8 million of issued and undrawn letters of credit.
      In the event of the bankruptcy, liquidation, reorganization or other winding up of our company, our assets that serve as collateral for our secured indebtedness will be available, if at all, to pay obligations on the notes offered hereby only after all secured indebtedness has been repaid in full from those assets. Likewise, because our obligations under our new senior credit facility are secured obligations, our failure to comply with the terms of our new senior credit facility would entitle those lenders to foreclose on substantially all of our assets that serve as their collateral. In this event, those lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes offered hereby. The notes offered hereby also rank junior to our outstanding senior notes and therefore upon any distribution to our creditors or the creditors of our guarantors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or any of the guarantors of our outstanding senior notes, holders of our senior notes are entitled to be paid in full in cash before any payment may be made with respect to the notes or any related guarantees. Holders of the notes will participate in the distribution of our remaining assets, if any, ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all our other general creditors. There may not be sufficient assets remaining to pay amounts due on any or all of the notes outstanding. The guarantees of the notes will similarly be subordinated to secured indebtedness of our guarantors and the guarantees of the senior notes.

The notes will be structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.
      The notes will initially be guaranteed only by our existing domestic restricted subsidiaries. The notes will not initially be guaranteed by our foreign subsidiaries. You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes, and indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively be senior to your claims against the assets of those subsidiaries. All obligations owed by our non-guarantor subsidiaries would have to be satisfied before any of the assets of those subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a subsidiary that is a guarantor of the notes. Our non-guarantor subsidiaries represented 27.4% of our net sales, 12.3% of our operating income and 33.6% of our Adjusted EBITDA for fiscal 2004 and 28.2% of our net sales, 12.9% of our operating income and 24.7% of our Adjusted EBITDA for the first six months of fiscal 2005. As of July 2, 2005, our non-guarantor subsidiaries represented 35.1% of our total assets, after intercompany eliminations, and had $12.1 million of outstanding indebtedness. This amount of total liabilities excludes $144.0 million of intercompany obligations owed to our guarantor subsidiaries and $51.5 million of trade payables and other liabilities. Our non-guarantor subsidiaries may incur additional indebtedness in the future.
Noteholders’ right to receive payments on the notes will be junior to the borrowings under our new senior credit facility and the outstanding senior notes, and all future senior indebtedness. Further, the guarantees of the notes will be junior to our guarantors’ senior indebtedness.
      The notes will rank behind all of our existing senior indebtedness, including the senior notes and borrowings under our new senior credit facility, and our future senior indebtedness, if any. Additionally, the related guarantees will rank behind any of our guarantors’ existing and future senior indebtedness, including guarantees of the outstanding senior notes and borrowings under our new senior credit facility; except, in each case, for any indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes or the related guarantees, as applicable. As a result, upon any distribution to our creditors or the creditors of any of our guarantors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or any of our guarantors or their respective property or assets, the holders of our senior indebtedness and the senior indebtedness of any of our guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or any related guarantees.
      In addition, all payments on the notes and any related guarantees will be blocked in the event of a payment default on our senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on our senior indebtedness.
      In the event of our bankruptcy, liquidation, reorganization or similar proceeding or that of any of our guarantors, holders of the notes will participate with trade creditors and all other holders of our and any of our guarantors’ senior subordinated indebtedness in the assets remaining after we and any of our guarantors have paid all of our or their respective senior indebtedness. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and our guarantors may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior indebtedness.
      As of July 2, 2005, on a pro forma, as adjusted basis after giving effect to the Transactions, the notes would have been subordinated in right of payment to approximately $394.6 million aggregate principal amount of outstanding senior indebtedness and approximately $60.2 million of available borrowings under our revolving credit facility, net of approximately $4.8 million of issued and undrawn letters of credit, would have been available for borrowing as additional senior indebtedness under the revolving credit portion of our new senior credit facility. We may be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the notes. If new senior indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face would increase.

Even if a transaction constitutes a change of control that would obligate us to offer to repurchase the notes, we may not be permitted or have the ability to satisfy our obligation to repurchase the notes.
      Upon the occurrence of certain change of control events, including the Acquisition, holders of our senior notes, our industrial development revenue bonds and the notes offered hereby and lenders under the indebtedness of our foreign subsidiaries may require us to offer to repurchase all or part of their securities. Even if a transaction constitutes a change of control, we may not have sufficient funds at the time of the change of control to make the required repurchases of the notes offered hereby. Additionally, restrictions in our new senior credit facility may not allow such repurchases and certain events that would constitute a change of control as defined in the indentures governing our senior notes, our industrial development revenue bonds and the notes offered hereby and the instruments governing the indebtedness of our foreign subsidiaries may constitute an event of default under our new senior credit facility. Such an event of default would, if it should occur, permit the lenders to accelerate the debt outstanding under our new senior credit facility and that, in turn, would cause an event of default under the indentures governing our senior notes, industrial development revenue bonds and the notes offered hereby.
      The source of funds for any repurchase required as a result of a change of control will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by third parties. Sufficient funds may not be available at the time of any change of control to make any required repurchases of the notes offered hereby, our senior notes or our industrial development revenue bonds and to repay debt under our new senior credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions on our ability to repurchase the notes upon a change of control.
Our debt agreements limit certain business activities and could materially affect our operations.
      Our new senior credit facility, the instruments governing the indebtedness of our foreign subsidiaries and the indentures governing our senior notes and the notes offered hereby limit our ability and the ability of our parent corporation and our restricted subsidiaries to take a number of actions that we or they may otherwise desire to take, including:

•	incurring additional indebtedness or issuing certain types of capital stock;

•	incurring liens;

•	paying dividends or making other restricted payments;

•	selling assets;

•	entering into transactions with affiliates;

•	merging or consolidating with another entity;

•	selling or disposing of our assets;

•	making certain investments; or

•	entering into certain lines of business.
      In addition, our new senior credit facility has financial and operating covenants that require us to, among other things, maintain specified financial ratios and satisfy certain financial condition tests. Our ability to satisfy the requirements of these financial ratios and tests can be affected by events beyond our control, such as prevailing economic, financial or industry conditions, and we may not be in compliance. If we violate the financial covenants in our new senior credit facility and are unable to obtain waivers from our lenders, we could be in default and our lenders may accelerate our debt, and we would not be able to draw upon additional availability under our new senior credit facility to meet our liquidity needs. Additionally, lenders under our new senior credit facility could proceed against the collateral that secures their indebtedness. Our assets may not be sufficient to repay in full this secured indebtedness or any other indebtedness, including the notes offered hereby.
      If we are unable to generate sufficient operating cash flows in the future to service our indebtedness, to comply with covenants and to meet other commitments, we may be required to take certain actions, such as selling material assets or operations, reducing or delaying capital expenditures or revising or delaying our strategic plans. We may not be able to take any of these actions on a timely basis or with satisfactory terms or take actions that would enable us to continue to satisfy our capital requirements. Certain of these actions may be prohibited by the instruments governing our senior notes, our industrial development revenue bonds, the indebtedness of our foreign subsidiaries and the notes offered hereby or require the consent of the lenders under our new senior credit facility.
      In addition, an event of default under one of these debt agreements may affect other debt agreements that contain cross-acceleration or cross-default provisions, which may cause obligations under the other agreements to be accelerated and become due and payable. If any of these events occur, we may not be able to make necessary payments to the lenders and may not be able to find alternative financing. Even if we were able to obtain alternative financing, it may not be on terms that are acceptable to us.
Risks Relating to Our Business Operations
The amount of goodwill and other identifiable intangible assets we have recorded from our acquisitions may not be realized, which could have a material adverse effect on our results of operations.
      As of July 2, 2005, on a pro forma basis after giving effect to the Transactions, we had $565.5 million of goodwill and other identifiable intangible assets that were recorded from our acquisitions. These assets, which represented 54.7% of our total assets as of July 2, 2005 on a pro forma basis, may become impaired in the future. Our results of operations in future periods could be materially adversely affected if our goodwill and other identifiable intangible assets are determined to be impaired.
If we or our customers are the subject of product liability claims, we may incur significant and unexpected costs and our business reputation could be adversely affected.
      We and our customers for whom we manufacture products may be exposed to product liability claims and adverse public relations if consumption or use of our products is alleged to cause injury or illness. Our insurance may not be adequate to cover all liabilities we incur in connection with product liability claims. We may not be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product liability judgment against us or against one of our customers for whom we manufacture products, or our or their agreement to settle a product liability claim, could also result in substantial and unexpected expenditures, which would reduce operating income and cash flow. In addition, even if product liability claims against us or our customers for whom we manufacture products are not successful or are not fully pursued, defending these claims would likely be costly and time-consuming and may require management to spend time defending the claims rather than operating our business. Product liability claims, or any other events that cause consumers to no longer associate our brands or those of our customers for whom we manufacture products with high quality and safety, may hurt the value of our and their brands and lead to decreased demand for our products. In addition, as a result of any such claims against us, we may be exposed to claims by our customers for damage to their reputations and brands. Product liability claims may also lead to increased scrutiny by federal and state regulatory agencies of our operations and could have a material adverse effect on our brands, business, results of operations and financial condition.
If we experience product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.
      We and our customers for whom we manufacture products may be exposed to product recalls and adverse public relations if our products are alleged to cause injury or illness or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures, which would reduce our operating income and cash flows. In addition, a product recall may require significant management attention. Product recalls may hurt the value of our and our customers’ brands and lead to decreased demand for our products. Product recalls may also lead to increased scrutiny by federal, state and foreign regulatory agencies of our operations and could have a material adverse effect on our brands, business, results of operations and financial condition.
The board of directors of Doane Enterprises, our parent corporation, and our board of directors will be controlled by certain stockholders and their interests may be different than those of our noteholders.
      Doane Enterprises, our parent corporation, is a holding company with no operations. We are its sole operating subsidiary and Doane Enterprises controls and will control the designation of our board of directors. Upon consummation of the Acquisition, OTPP will have contractual rights to designate a majority of Doane Enterprises’ board of directors. Accordingly, OTPP will be able to control our policies, management and affairs and effectively prevent or cause a change in our control. OTPP, together with its affiliates, has other business interests and activities in addition to its ownership interest in us. It is possible that OTPP may exercise its control in ways that serve its interest but do not serve the best interests of our noteholders.
If the investments in our pension plans do not perform as expected, we may have to contribute additional amounts to the plans.
      We maintain a non-contributory inactive pension plan that was frozen in 1998 and an active pension plan that covers approximately 41 union employees at one of our facilities. Due to an overall decline since fiscal 2000 in the market value of these plans’ assets and interest rates used in discounting benefit liabilities, the assets of our pension plans were $3.4 million less than the accumulated benefit obligations as of July 2, 2005. Under federal law, we were not required to make any cash contributions to our inactive plan in fiscal 2002 through 2004 and do not expect to make any cash contributions in fiscal 2005. We were required to make contributions to our active plan in fiscal 2002 through 2004 of approximately $0.1 million each year and we expect to contribute approximately $0.1 million in fiscal 2005. However, if underperformance of the plans’ investments continues, we may be required in the future to contribute additional funds to ensure that the pension plans will be able to pay out benefits as scheduled. An increase in funding could result in a decrease in our available cash flow, which could limit our ability to fund our business activities or pay principal or interest on our debt.

4. Capitalization
      The following table sets forth our cash and cash equivalents and our capitalization as of July 2, 2005:

•	on a historical basis and

•	on a pro forma basis after giving effect to the Transactions and as adjusted to reflect the aggregate principal amount of our senior notes outstanding as of July 2, 2005 rather than the fair market value of our senior notes on such date.
      You should read this table in conjunction with our unaudited condensed consolidated financial statements and the related notes thereto, “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness” included elsewhere. Certain amounts below in the pro forma, as adjusted column will not agree to financial information in the “Unaudited Pro Forma Condensed Consolidated Financial Statements.”
      The financial data as of July 2, 2005 in the following table is derived from our unaudited condensed consolidated financial statements as of July 2, 2005.

	As of
	July 2, 2005

		Pro Forma,
	Historical	As Adjusted

	(In thousands)
Cash and cash equivalents	$37,031	$—

Long-term debt, including current maturities:
Existing senior credit facility(1)	$193,538	$—
New senior credit facility(2)	—	155,000
Industrial development revenue bonds(3)	14,499	14,499
Indebtedness of foreign subsidiaries	12,090	12,090
10 3/4% senior notes due 2010(4)	211,323	213,000
9 3/4% senior subordinated notes due 2007(5)	149,326	—
Senior subordinated notes offered hereby	—	150,000
14.25% senior preferred stock due 2007(6)	114,874	—

Total debt	695,650	544,589
Stockholders’ (deficit) equity(7)	(23,324)	306,626

Total capitalization	$672,326	$851,215

(1)	Our existing senior credit facility consists of a $195.0 million term loan facility and a $35.0 million revolving credit facility. In connection with the consummation of the Transactions, we expect to repay all borrowings under and terminate this credit agreement.

(2)	Our new senior credit facility will consist of a $65.0 million multi-currency revolving credit facility, a $55.0 million U.S. dollar equivalent term loan facility denominated in Euros and a $100.0 million term loan facility. At the closing of the Transactions we anticipate that the revolving credit portion of our new senior credit facility will have available borrowings of approximately $60.2 million, net of approximately $4.8 million of issued and undrawn letters of credit.

(3)	Consummation of the Acquisition will constitute a change of control under the indentures governing our industrial development revenue bonds. The pro forma, as adjusted amount assumes that none of the holders of our industrial development revenue bonds will require us to repurchase this indebtedness. We are seeking waivers from the holders of our industrial development revenue bonds. If we do not obtain the required waivers, we believe we will have sufficient borrowings available to us under the revolving credit portion of our new senior credit facility to refinance this indebtedness.

(4)	The pro forma, as adjusted amount represents the aggregate principal amount of our senior notes and assumes that none of the holders of the senior notes will require us to repurchase the senior notes following the Acquisition. The pro forma amount as of July 2, 2005 as presented in the unaudited pro forma condensed consolidated balance sheet includes a fair value adjustment of $10.9 million.

(5)	In connection with the closing of the Acquisition, we expect to redeem our existing senior subordinated notes at a price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.

(6)	In connection with the closing of the Acquisition, we will redeem of all of our senior preferred stock approximately 30 days following the closing of the Acquisition at a redemption price equal to 101% of the liquidation value thereof, which includes a 1% change of control premium, together with accrued and unpaid dividends thereon to the date fixed for redemption.

(7)	Amount includes $4.7 million of senior management’s investment in Doane Enterprises, which will be classified in the consolidated balance sheet as redeemable common stock, separate and apart from stockholders’ equity. This equity investment is redeemable, under certain conditions, at the option of the holder. See “Certain Relationships and Related Party Transactions.”

5. Unaudited Pro Forma Condensed Consolidated Financial Statements
      The unaudited pro forma condensed consolidated financial statements of Doane Pet Care Company are presented to show how we might have looked if the Transactions had occurred on the dates and for the periods indicated below. We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments to our historical condensed consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet as of July 2, 2005 gives effect to the Transactions as if they had occurred on July 2, 2005. The unaudited pro forma condensed consolidated statements of operations and other data for fiscal 2004, the first six months of fiscal 2005 and the twelve month period ended July 2, 2005 give effect to the Transactions as if they had occurred at the beginning of the period indicated. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.
      The pro forma adjustments related to the Transactions are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The pro forma adjustments described in the accompanying notes will be made as of the closing date of the Transactions and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements. Revisions to the pro forma adjustments which may be required by the final purchase price allocations and/or pre-closing or post-closing purchase price adjustments, if any, may have a significant impact on our condensed consolidated financial statements.
      The unaudited pro forma condensed consolidated financial information should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate condensed consolidated balance sheet data or statement of operations data or other financial data as of any future date or for any future period.
      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical condensed consolidated financial statements and related notes.
      The Acquisition will be accounted for using the purchase method of accounting in accordance with SFAS 141, pursuant to which the total purchase price of the Acquisition, including related fees and expenses, will be allocated to our net assets based upon our estimates of fair value. The unaudited pro forma condensed consolidated financial statements have been prepared based on our preliminary estimates of the fair value of our net assets using information available to us as of the date of this offering memorandum, which are subject to change. The final allocation of the total purchase price to our net assets will be made after the closing of the Acquisition based on a formal valuation of the fair value of our net assets and the resolution of any pre-closing or post-closing purchase price adjustments pursuant to the agreements relating to the Acquisition. Consequently, the final calculation of the purchase price and the final allocation could vary from the purchase price and allocation presented herein, and the variations could be material.

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of July 2, 2005

		Pro Forma
	Historical	Adjustments		Pro Forma

		(In thousands)
ASSETS
Current assets:
Cash	$37,031	$(37,031	)(a)	$—
Accounts receivable, net	91,491	—		91,491
Inventories, net	67,657	1,589	(b)	69,246
Deferred tax assets	1,935	3,009	(b)	4,944
Prepaid expenses and other current assets	11,080	—		11,080

Total current assets	209,194	(32,433)		176,761
Property, plant and equipment, net	236,837	33,473	(b)	270,310
Goodwill and other intangible assets, net	376,373	189,088	(b)	565,461
Other assets	29,388	(7,673	)(c)	21,715

Total assets	$851,792	$182,455		$1,034,247

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$3,516	$(400	)(b)(d)	$3,116
Accounts payable	84,058	—		84,058
Accrued liabilities	50,698	(11,444	)(a)	39,254

Total current liabilities	138,272	(11,844)		126,428

Long-term debt:
Long-term debt, excluding current maturities	577,260	(24,871	) (b)(d)	552,389
Senior preferred stock	114,874	(114,874	)(d)	—

Total long-term debt	692,134	(139,745)		552,389
Deferred tax liabilities	34,868	474	(b)	35,342
Other long-term liabilities	9,842	3,620	(b)	13,462

Total liabilities	875,116	(147,495)		727,621

Redeemable common stock	—	4,700	(e)	4,700

Stockholders’ (deficit) equity:
Common stock	—	—		—
Additional paid-in-capital	115,674	186,252		301,926
Accumulated other comprehensive income (loss)	32,571	(32,571)		—
Retained earnings (accumulated deficit)	(171,569)	171,569		—

Total stockholders’ (deficit) equity	(23,324)	325,250		301,926

Total liabilities and stockholders’ equity	$851,792	$182,455		$1,034,247

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated balance sheet.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	A summary of the adjustments related to cash, including the repayment of our existing senior credit facility, existing senior subordinated notes and senior preferred stock, with the proceeds from the notes offered hereby and the new senior credit facility follows:

(In thousands)

Net cash proceeds from the Transactions(1)	$8,613
Payment of seller’s transaction fees and expenses	(13,300)
Payment of accrued, but unpaid interest on existing indebtedness	(11,444)
Payment of buyer’s debt issuance costs	(11,226)
Payment of buyer’s transaction fees and expenses	(9,674)

$(37,031)

(1)	A summary of net cash proceeds from the Transactions follows:

(In thousands)

New term loan facilities	$155,000
Notes offered hereby	150,000
Sponsor equity	311,600
Repayment of existing long-term debt, other than senior preferred stock	(343,538)
Repayment of senior preferred stock, including change of control premium	(118,489)
Purchase equity, excluding seller’s fees and expenses	(145,960)

$8,613

(b)	Records the adjustment of assets and liabilities to their preliminary estimated fair market value as a part of allocating the excess of the purchase price over net book value. The excess of purchase price over the net book value of our assets has been allocated to the historical amounts of the respective assets and liabilities as follows:

(In thousands)

Inventory	$1,589
Current deferred tax assets	3,009
Property, plant and equipment	33,473
Contractual customer relationships	198,913
Goodwill	(18,449)
Other assets	(241)
Long-term debt	(12,593)
Other long-term liabilities	(3,620)
Non-current deferred tax liabilities	(474)

$201,607

The above asset amounts, other than goodwill and contractual customer relationships which are deemed to have indefinite lives, will be amortized over their respective estimated useful lives. The write-up of inventory to estimated fair value will be expensed in the statement of operations as the related inventory is sold. This expense has not been reflected in the pro forma consolidated financial statements as it represents a non-recurring charge related to the Transactions.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET — (Continued)

(c)	Records the fair value adjustment and reclass of existing other identifiable intangible assets to goodwill and other intangible assets, the write-off of debt issuance costs related to the repayment of existing indebtedness, the capitalization of debt issuance costs related to the new senior credit facility and notes offered hereby and the write-off of certain assets associated with our pension plan as follows:

(In thousands)

Fair value adjustment and reclass of identifiable intangible assets	$(8,624)
Write-off existing debt issuance costs	(10,034)
Record new debt issuance costs	11,226
Pension plan unrecognized prior service cost	(241)

$(7,673)

(d) A summary of adjustments to long-term debt follows:

(In thousands)

Payment of existing term loan facility	$(193,538)
Payment of existing senior subordinated notes	(149,326)
Payment of senior preferred stock	(114,874)
New term loan facilities	155,000
Notes offered hereby	150,000
Fair value adjustment of senior notes to fair value(1)	12,593

$(140,145)

(1)	As of July 2, 2005, our senior notes were trading above par, and have been adjusted to their fair value of $223.9 million in accordance with SFAS 141.

(e)	Redeemable common stock represents the equity investment by senior management in the form of contractual rights to receive shares of Class A common stock in Doane Enterprises. This equity investment is redeemable, under certain conditions, at the option of the holder. See “Certain Relationships and Related Party Transactions.”

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands)
Net sales	$1,051,241	$—		$1,051,241
Cost of goods sold	896,191	4,671	(a)	900,862

Gross profit	155,050	(4,671)		150,379
Operating expenses:
Promotion and distribution	56,805	—		56,805
Selling, general and administrative	51,861	(639	)(b)	51,222
Amortization	4,313	5,615	(c)	9,928
Other operating expenses, net	6,978	—		6,978

Income (loss) from operations	35,093	(9,647)		25,446
Interest expense, net	72,841	(22,249	) (d)	50,592
Debt extinguishment	4,137	(4,137	) (e)	—
Other expense, net	(1,417)	—		(1,417)

Income (loss) before income taxes	(40,468)	16,739		(23,729)
Income taxes expense	5,124	—		5,124

Net income (loss)	$(45,592)	$16,739	(f)	$(28,853)

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of operations.

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	First Six Months Fiscal 2005

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands)
Net sales	$511,008	$—		$511,008
Cost of goods sold	416,184	2,035	(a)	418,219

Gross profit	94,824	(2,035)		92,789
Operating expenses:
Promotion and distribution	29,159	—		29,159
Selling, general and administrative	25,930	(284	)(b)	25,646
Amortization	2,190	2,797	(c)	4,987
Other operating income, net	(1,711)	—		(1,711)

Income (loss) from operations	39,256	(4,548)		34,708
Interest expense, net	37,677	(12,703	) (d)	24,974
Other expense, net	(693)	—		(693)

Income before income taxes	2,272	8,155		10,427
Income taxes expense	2,643	—		2,643

Net income (loss)	$(371)	$8,155	(f)	$7,784

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of operations.

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Twelve Months Ended July 2, 2005

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands)
Net sales	$1,033,031	$—		$1,033,031
Cost of goods sold	857,112	4,149	(a)	861,261

Gross profit	175,919	(4,149)		171,770
Operating expenses:
Promotion and distribution	57,970	—		57,970
Selling, general and administrative	51,805	(550	)(b)	51,255
Amortization	4,140	5,598	(c)	9,738
Other operating expense, net	106	—		106

Income (loss) from operations	61,898	(9,197)		52,701
Interest expense, net	74,355	(24,124	) (d)	50,231
Debt extinguishment	4,137	(4,137	) (e)	—
Other expense, net	(1,372)	—		(1,372)

Income (loss) before income taxes	(15,222)	19,064		3,842
Income taxes expense	5,197	—		5,197

Net income (loss)	$(20,419)	$19,064	(f)	$(1,355)

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of operations.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a)	Recognizes depreciation related to the property, plant and equipment fair value adjustment over net book value at the acquisition date. We are in the process of having an appraisal performed of our property, plant and equipment. At this time, our management has estimated the fair value of property, plant and equipment assets to be approximately $33.5 million higher than the current net book value recorded in our historical consolidated financial statements as of July 2, 2005. We estimate the remaining useful lives of buildings to be between approximately 10 and 15 years and the remaining lives of other depreciable assets, including machinery and equipment, to be approximately 5 years. The differences between the estimated fair market values of these assets and their final fair market values could be material. Assuming the weighted average remaining useful life of these depreciable assets is 6.2 years, pro forma annual depreciation expense would increase $1.6 million for a $10.0 million increase in the fair market value of these assets.

(b)	Reflects net decrease in pension expense for the amortization of actuarial losses and prior service costs.

(c)	Recognizes annual amortization related to identifiable intangible assets at the acquisition date. We are in the process of having an appraisal performed on our identifiable intangible assets. Our identifiable intangible assets include contractual customer relationships. At this time, our management has estimated the fair value of our identifiable intangible assets with finite lives to be approximately $89.0 million higher than the current net book value recorded in our historical consolidated financial statements as of July 2, 2005 and those assets to have remaining useful lives of 14 years. The differences between the estimated fair market values of these assets and their final fair market values could be material. Assuming the weighted average remaining useful life of these assets is 14 years, pro forma annual amortization would increase by $0.7 million for a $10.0 million increase in the fair market values of the assets.

(d)	Reflects adjustments to interest expense as a result of (1) repayment of the existing term loan facility, existing senior subordinated notes and senior preferred stock, (2) interest on the notes offered hereby, (3) interest on the new senior credit facility, (4) write-off of existing debt issuance costs related to the existing term loan facility, existing senior subordinated notes and senior preferred stock, (5) amortization of debt issuance costs related to the notes offered hereby, amortized over an estimated term of 10 years, (6) amortization of debt issuance costs related to the new senior credit facility, amortized over an estimated term of 5 to 7 years and (7) amortization of the premium on our senior notes.

(e)	Debt extinguishments of $4.1 million in fiscal 2004 and the twelve month period ending July 2, 2005 relates to the write-off of unamortized debt issuance costs in connection with the November 2004 refinancing of our senior credit facility. On a pro forma basis, after giving effect to the Transactions as if they had occurred at the beginning of the periods presented, these charges would not have been incurred.

(f)	Non-recurring charges related to the Transactions are not reflected in the pro forma adjustments. These charges are recognized in the unaudited pro forma condensed consolidated balance sheet as an adjustment to accumulated deficit. These charges include the write-off of debt issuance costs associated with the existing senior credit facility and existing senior subordinated notes, costs related to the redemption of our existing senior subordinated notes and the redemption of our senior preferred stock, certain expenses associated with the Transactions incurred by us and compensation expenses associated with the immediate vesting of employee stock options. In addition, non-recurring charges related to our cost-savings initiatives announced on September 28, 2005 are not reflected in the pro forma condensed consolidated financial statements.

6. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Liquidity Following the Transactions
      Upon consummation of the Transactions, our principal sources of liquidity will be cash flows from our business and future borrowings under our new $65.0 million multi-currency revolving credit facility. We believe that these sources of liquidity will be sufficient in the near term to enable us to make required interest and principal payments on our debt and to provide us with the necessary liquidity for operational and capital requirements in our current operating environment.
      We believe that the capital expenditures permitted under our new senior credit facility will be sufficient to provide us with the necessary flexibility to meet our maintenance capital expenditure requirements and at the same time fund any facility expansions, cost reduction initiatives and customer requirements for fiscal 2005. We anticipate that our capital expenditures for fiscal 2005 will approximate $25.0 million to $30.0 million, with approximately $10.0 million to $12.0 million required to maintain our current business and the remainder available for any facility expansions, cost reduction initiatives and customer requirements. For the first six months of fiscal 2005, we spent $10.1 million in capital expenditures. Our capital expenditures for fiscal 2004 were $18.9 million.
      Any future acquisitions, joint ventures or similar transactions will likely require additional capital and we may not have such capital available to us on commercially reasonable terms, on terms acceptable to us, or at all. Our business may not generate sufficient cash flows or future borrowings may not be available in an amount sufficient to enable us to make required principal and interest payments on our debt, including our new senior credit facility, our senior notes and the notes offered hereby, or to fund our other liquidity needs. In addition, our business may not generate sufficient operating results and cash flows to allow us to comply with the financial covenants in our new senior credit facility to be effected contemporaneously with the notes offered hereby. In the event of a default under our new senior credit facility, absent an amendment or a waiver from our lenders, a majority of our lenders could accelerate outstanding debt under the new senior credit facility, terminate our revolving credit commitment and seize the cash in our operating accounts. In that event, we may not have sufficient liquidity to make required principal and interest payments on our debt or to fund operational and capital requirements.
Contractual Obligations
      A summary of the maturities of our contractual obligations and other commercial obligations as of July 2, 2005 is presented below on a pro forma as adjusted basis after giving effect to the Transactions as if they had occurred on July 2, 2005.

	Payments Due by Period for Fiscal

				2010 and
	2005	2006-2007	2008-2009	Thereafter	Total

	(In thousands)
Long-term debt(1)	$1,144	$6,677	$7,523	$529,245	$544,589
Operating leases	5,203	5,442	3,654	3,299	17,598

Total	$6,347	$12,119	$11,177	$532,544	$562,187

      Following the Transactions, we will have $4.8 million of issued and undrawn letters of credit, all of which will expire in fiscal 2005.

(1)	Amount reflects the aggregate principal amount of our senior notes outstanding as of July 2, 2005 of $213.0 million rather than the fair value of $223.9 million as presented in the pro forma condensed consolidated balance sheet in accordance with SFAS 141.

      Interest rate risk
      We are exposed to market risk related to changes in interest rates. We periodically enter into interest rate swap and cap contracts to limit our exposure to the interest rate risk associated with our floating rate debt, which was $193.5 million as of the end of the first six months of fiscal 2005. Changes in market values of these financial instruments are highly correlated with changes in market values of the hedged item both at inception and over the life of the contract. At the end of the first six months of fiscal 2005, we had no outstanding interest rate swap or cap contracts.
      Our results of operations may be adversely affected by changes in interest rates. On a pro forma basis after giving effect to the Transactions as of and for the twelve month period ending July 2, 2005, and assuming a 100 basis point increase in the interest rates on our new senior credit facility, which would be $155.0 million of floating rate debt, pro forma interest expense would have increased by approximately $1.6 million for this twelve month period. Such a change would have resulted in a decrease of approximately $18.3 million in the fair value of our pro forma fixed rate debt as of July 2, 2005. In the event of an adverse change in interest rates, we could take action to mitigate our exposure; however, due to the uncertainty of these potential actions and the possible adverse effects, our analysis assumes no such actions. Furthermore, our analysis does not consider the effect of any changes in the level of overall economic activity that may exist in such an environment.

7. Management
      The following table identifies, as of the consummation of the Transactions, the names, ages and titles of the directors and executive officers of Doane Enterprises. Except as indicated below, each of the members of the board of directors of Doane named below also serves on the board of directors of Doane Enterprises. Officers serve at the discretion of the boards of directors.

Name	Age	Position

Douglas J. Cahill(1)	45	Chief Executive Officer, President and Director
Philip K. Woodlief(1)	52	Vice President, Finance and Chief Financial Officer
David L. Horton	44	Vice President and General Manager, North American Operations
Joseph J. Meyers	44	Vice President, Supply Chain, Quality and Chief Information Officer
Richard A. Hannasch	52	Vice President, Co-Manufacturing and Specialty
Kenneth H. Koch	50	Vice President, Doane Europe
Dean G. Metcalf	50	Director
Glen Silvestri	34	Director

(1)	These executive officers hold the same positions at Doane and Doane Enterprises.
     Set forth below is a brief description of the business experience of the directors and executive officers of Doane and Doane Enterprises. Each of the directors of Doane Enterprises will be elected to serve a three-year term. The directors of Doane are elected at each annual meeting to serve for the ensuing year.
      Douglas J. Cahill became Chief Executive Officer of Doane and Doane Enterprises in July 1998 and served as President of Doane and Doane Enterprises from January 1998 to July 1998 and Chief Operating Officer of Doane and Doane Enterprises from September 1997 to January 1998. He has been a director of Doane and Doane Enterprises since December 1998 and currently serves as the Chairman of the Pet Food Institute. Prior to joining us, Mr. Cahill served as President of Olin Corporation’s Winchester Division, Corporate Vice President of Olin Corporation and held various other positions with Olin Corporation from July 1984 through September 1997.
      Philip K. Woodlief became Vice President, Finance and Chief Financial Officer of Doane and Doane Enterprises in June 2000 and served as Vice President, Finance for Doane from February 1999 to June 2000. From April 1997 to May 1998, Mr. Woodlief was Vice President and Corporate Controller of Insilco Corporation, a diversified consumer and industrial products manufacturing company, and served as Corporate Controller of Insilco from January 1989 to April 1997.
      David L. Horton became Vice President and General Manager of North American Operations in June 2001 and served as served as Vice President, Manufacturing, Engineering, and Quality from August 1999 to June 2001, Vice President Manufacturing and Engineering from January 1999 to August 1999 and Vice President, Fulfillment from December 1997 to January 1999. Mr. Horton joined Doane in December 1997. Prior to joining us, Mr. Horton served as Vice President of Manufacturing and Engineering for Olin Corporation’s Winchester Division and held various other positions with Olin Corporation from January 1984 to November 1997.
      Joseph J. Meyers began serving as Vice President Supply Chain, Quality in June 2001 and previously served as Vice President, Fulfillment from August 1999 to June 2001. Mr. Meyers joined Doane as our Chief Information Officer in August 1998 and has continued in such role to the present. Prior to joining us, Mr. Meyers held various information technology positions at Realtime Consulting, PricewaterhouseCoopers LLP and Olin Corporation from 1992 to 1998.
      Richard A. Hannasch began serving as Vice President, Co-Manufacturing and Specialty in March 2000 and previously served as Vice President, Business Integration from August 1999 to March 2000, Vice

President, Fulfillment from January 1999 to August 1999, Vice President, Strategic Planning from June 1998 to January 1999 and Vice President, Marketing from November 1997 to January 1999. Mr. Hannasch joined Doane in October 1996. Prior to joining us, Mr. Hannasch served as Director, Business Development for Ralston Purina Company’s International Division and held various other positions at Ralston Purina Company from December 1978 to October 1996.
      Kenneth H. Koch joined Doane in November 2003 as Vice President, Doane Europe and in July 2004 was made an executive officer. Prior to joining us, Mr. Koch was the President and Chief Executive Officer, and a director of Inrange Technologies Corporation, a Nasdaq listed manufacturer of high speed switching optical networking and data extension and connectivity products, from July 2002 through the company’s sale in May 2003. He previously served as Vice President and General Counsel of Inrange Technologies from July 2000 until becoming its President. Before joining Inrange Technologies, Mr. Koch was Vice President and General Counsel of Insilco Corporation, a diversified consumer and industrial products manufacturing company, from 1993 through 1999.
      Dean G. Metcalf. Mr. Metcalf is a Vice President at Teachers’ Private Capital, the private equity arm of OTPP. Mr. Metcalf joined OTPP in 1991. Previously, he worked in commercial and corporate lending for several years and, in particular, provided acquisition financing for mid-market buyouts. Mr. Metcalf received a BA and MBA from York University. He is a director of Shoppers Drug Mart Corporation, Worldspan, L.P., Maple Leaf Sports and Entertainment and Yellow Pages Group.
      Glen Silvestri is a Portfolio Manager for Teachers’ Private Capital, the private equity arm of OTPP, which manages over $4 billion in private equity capital. Mr. Silvestri began his career with Price Waterhouse in audit and consulting, and then subsequently served as director of finance and then treasurer of MDC Corporation, a mid-sized public company traded on The Toronto Stock Exchange. Mr. Silvestri has been with Teachers’ Private Capital since January of 2001 and serves on the board of CFM Corporation and Young America Corporation. Mr. Silvestri has a BA in English Literature from the University of Western Ontario and is a Chartered Accountant.
Board Committees
      Following the Acquisition, we expect that our board will reconstitute our audit and compensation committees. The members of the audit committee and the compensation committee have not yet been determined. The audit committee will, among other things, recommend the annual appointment of auditors with whom the audit committee will review the scope of audit and non-audit assignments and related fees, accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The compensation committee will, among other things, review and approve the compensation and benefits of our executive officers, administer our employee benefit plans, authorize and ratify stock option grants and other incentive arrangements, and authorize employment and related agreements. Following the Transactions, we intend to appoint independent directors to our audit and compensation committees.
Employment Agreements
      In connection with the Acquisition, we and Doane Enterprises intend to enter into new employment agreements with Messrs. Cahill, Woodlief, Horton, Meyers and Koch, each of which will have one-year terms that will renew annually absent notice of termination. The terms of their employment agreements are substantially similar except for salary and annual bonus amounts. The agreements are subject to early termination for cause (as defined in the employment agreements) without severance. The employment agreements for Messrs. Woodlief, Horton, Meyers and Koch provide that a termination without cause, an involuntary termination (as defined in the employment agreements) and a non-renewal of any agreement by us will entitle the executive to receive the following severance benefits: (1) a payment equal to two times the executive’s then current base salary and target annual bonus, (2) payment of a pro-rata portion of any annual bonus actually earned in the year of termination, (3) continued payment of employee health and welfare benefits until the earlier of two years after termination of employment and the date the executive receives similar coverage from a new employer and (4) up to $25,000 in outplacement services. The employment agreement for Mr. Cahill contains similar provisions for severance; however, his severance payment is equal to three times his then current base salary and target annual bonus, and he is eligible to receive continued payment of health and welfare benefits for up to three-years after termination of employment. Additionally, all executives will be entitled to receive a full tax gross-up payment for any golden parachute taxes imposed under the Internal Revenue Code of 1986, as amended, as a result of the Acquisition (but not for any subsequent change in control transactions). Under these employment agreements, each executive is subject to a two-year non-competition restriction commencing upon termination for any reason (three years for Mr. Cahill).
Transaction Bonuses
      In connection with the Acquisition, Doane Enterprises has agreed to award one-time transaction bonuses to members of our global senior management of up to $15.0 million for their prior service, subject to certain terms and conditions, including consummation of the Acquisition. Bonuses may be awarded, at the discretion of Doane Enterprises’ board of directors, either in cash or contractual rights to receive shares of Doane Enterprises’ Class A common stock that will remain outstanding following the Acquisition.
New Stock Option Plan
      In connection with the Acquisition, Doane Enterprises intends to establish a new stock option plan, primarily for the benefit of our executive officers. A total of approximately 9.5% of the fully-diluted Doane Enterprises’ Class A common stock is expected to be available for option grants under the plan. As of the closing date of the Acquisition, Doane Enterprises intends to grant stock options representing approximately 6.5% of its fully diluted Class A common stock to Messrs. Cahill, Woodlief, Horton, Meyers and Koch. The exercise price for the options will be equal to the closing date value of the Class A common stock. The options granted, which have a 10 year life, will vest ratably in five equal installments on each of the first five anniversaries of the closing date of the Acquisition, with the potential for accelerated vesting upon a change in control of Doane Enterprises if OTPP achieves certain specified multiples on its investment in Doane Enterprises in such transaction.

8. Description of Capital Stock
      The following is a summary description of Doane Enterprises’ and our capital stock and certain terms of Doane Enterprises’ and our amended and restated certificates of incorporations, both of which will become effective upon the consummation of the Acquisition.
Description of Doane Enterprises’ Capital Stock
      Capitalization. Upon the consummation of the Acquisition, Doane Enterprises’ authorized capital stock will consist of:

•	Class A common stock, par value $0.01 per share, of which approximately 98.5% will be beneficially owned by OTPP and of which approximately 1.5% will be beneficially owned by members of our senior management, which ownership percentage includes senior management’s contractual rights to acquire additional shares of Class A common stock pursuant to certain deferred stock agreements; and

•	Class B common stock, par value $0.01 per share, of which 29.9% will be issued to OTPP and of which 70.1% will be issued to an affiliate of Law Debenture Corporation p.l.c., a provider of trustee services organized under the laws of the United Kingdom, which we refer to as the Jersey Entity.
      All shares of Doane Enterprises’ Class A common stock and Class B common stock will be, when issued, fully paid and non-assessable.
      Voting. The holders of Class A common stock will be entitled to vote on all matters, except that the Class A common stock shall have no right to vote with respect to the election or removal of directors. Except as otherwise required by law, the Class B common stock will be entitled to vote only for the election or removal of directors. Both the Class A common stock and the Class B common stock shall be entitled to one vote per share on all matters on which they have a right to vote; neither has cumulative voting rights. The Stockholders Agreement (as defined below) will provide, among other things, that the Chief Executive Officer of Doane Enterprises shall be elected to the Board of Doane Enterprises and that OTPP will have the right to designate all other directors. The Jersey Entity will agree to vote all of the shares of Class B common stock owned by it in favor of the Chief Executive Officer and the OTPP designees, and the Jersey Entity will grant OTPP an irrevocable proxy in furtherance of this obligation.
      Dividends. Holders of Class A common stock and holders Class B common stock shall be entitled to receive, ratably, on a per share basis, such dividends as may be declared by the Board of Directors from time to time out of funds legally available therefor. Specifically, the holders of the Class B common stock will be entitled to a special dividend payable promptly after the closing equal to approximately $150,000 in the aggregate. In addition, on each anniversary of the Closing, the holders of the Class B common stock shall be entitled to an annual dividend in an aggregate amount of approximately $70,000.
      Board of Directors. The by-laws and certificate of incorporation of Doane Enterprises will provide that the board of directors of Doane Enterprises shall initially consist of three members, each of whom will be designated by the holders of the outstanding Class B common stock of Doane Enterprises. The by-laws of Doane Enterprises will further provide that the number of directors will be fixed and increased or decreased from time to time by OTPP, but the board of directors will at no time consist of fewer than three directors. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.”
Management Investment
      Our senior management will have an investment of approximately $4.7 million in Doane Enterprises in connection with the Acquisition and related transactions. A portion of this investment will be in shares of Doane Enterprises’ Class A common stock that management members will receive in exchange for their existing shares of capital stock in Doane Enterprises. The remainder of the investment will be in the form of contractual rights to receive shares of Doane Enterprises’ Class A common stock awarded by Doane Enterprises’ board of directors as a portion of their transaction bonus. These management members will receive a distribution of actual shares of Class A common stock in respect of their contractual rights upon certain specified trigger events, including any termination of their employment. Messrs. Cahill, Woodlief, Horton, Meyers and Koch will not have voting or investment power over any deferred shares they acquire, which each represent the contractual right to acquire one share of Class A common stock. Such individuals are deemed to beneficially own the shares of Class A common stock subject to these deferred shares because in certain circumstances they may acquire the shares of Class A common stock subject to the deferred shares within 60 days of the date hereof. See “Management — Transaction Bonus Plan.”
Description of Our Capital Stock
      Capitalization. Upon the consummation of the Transactions, our authorized capital stock will consist of:

•	Class A common stock, par value $0.01 per share, all of which will be issued to Doane Enterprises; and

•	Class B common stock, par value $0.01 per share, of which approximately 29.9% will be issued to Doane Enterprises and of which approximately 70.1% will be issued to the Jersey Entity.
      All shares of our Class A and Class B common stock will be, when issued, fully paid and non-assessable.
      Voting. The holders of Class A common stock will be entitled to vote on all matters, except that the Class A common stock shall have no right to vote with respect to the election or removal of directors. Except as otherwise required by law, the Class B common stock will be entitled to vote only for the election or removal of directors. Both the Class A common stock and the Class B common stock shall be entitled to one vote per share on all matters on which they are entitled to vote; neither has cumulative voting rights. It is anticipated that Doane Enterprises and the Jersey Entity will enter into a voting agreement upon the closing of the Acquisition. The voting agreement will provide, among other things, that Doane Enterprises will have the right to designate all of the directors on our Board. It will further provide that the Jersey Entity will vote all of the shares of Class B common stock owned by it in favor of the designees of Doane Enterprises, and the Jersey Entity will grant Doane Enterprises an irrevocable proxy in furtherance of this obligation.
      Dividends. Holders of Class A common stock shall be entitled to receive, ratably, on a per share basis, such dividends as may be declared by the Board of Directors from time to time out of funds legally available therefor. The Class B common stock shall not be entitled to any dividend payments.
      Board of Directors. It is expected that our by-laws will provide that our board of directors shall initially consist of three members, each of whom will be elected by the holders of our outstanding Class B common stock.

9. Securities Ownership of Certain Beneficial Owners and Management
      Upon consummation of the Acquisition, all of our issued and outstanding shares of Class A common stock will be held by Doane Enterprises and all of our issued and outstanding Class B common stock will be held by Doane Enterprises and the Jersey Entity. In addition, upon consummation of the Acquisition, all of Doane Enterprises’ issued and outstanding Class A common stock will be held by OTPP and members of our senior management and all of its issued and outstanding Class B common stock will be held by OTPP and the Jersey Entity. After the Acquisition, Doane Enterprises may from time to time issue shares of its capital stock, or options, warrants or other instruments to acquire shares of its capital stock, to management, its directors or other investors. We have not at this time determined the amount of any such issuances. The following table sets forth the expected beneficial ownership of Doane Enterprises, assuming the consummation of the Transactions described herein of:

•	each person or entity known to us to own 5% or more of any class of Doane Enterprises common stock;

•	each member of Doane Enterprises’ board of directors;

•	each of our named executive officers; and

•	all members of Doane Enterprises’ board of directors and our executive officers as a group.
      Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise noted, the address for each director and executive officer is c/o Doane Pet Care Company, 210 Westwood Place South, Suite 400, Brentwood, Tennessee 37027.

Common Stock

	Percentage of		Percentage of
	Class A		Class B
	Common		Common
	Stock		Stock
	Beneficially		Beneficially
	Owned		Owned
	After the		After the
	Transactions(1)		Transactions(2)

OTPP(3)	98.5%		100.0%
Douglas J. Cahill	*	%	—%
Philip K. Woodlief	*	%	—%
David L. Horton	*	%	—%
Joseph J. Meyers	*	%	—%
Kenneth H. Koch	*	%	—%
All directors and management members as a group(4)	1.5%		—%
Dean G. Metcalf(3)(4)(5)	—%		—%
Glen Silvestri(3)(4)(5)	—%		—%
Jersey Entity(6)	—%		70.1%

*	Represents less than 1%.

(1)	The percentage of shares beneficially owned by the executives named in this table includes the shares and contractual rights to receive shares that such executives, as of the date of this offering memorandum, are expected to acquire.
Messrs. Cahill, Woodlief, Horton, Meyers and Koch will not have voting or investment power over any deferred shares they acquire, which each represent the contractual right to acquire one share of Class A common stock. Such individuals are deemed to beneficially own the shares of Class A common stock subject to these deferred shares because in certain circumstances they may acquire the shares of Class A common stock subject to the deferred shares within 60 days of the date hereof.

(2)	OTPP and the Jersey Entity will have shared voting power over the Class B common stock held by the Jersey Entity.

(3)	The address of OTPP and Messrs. Metcalf and Silvestri is c/o Ontario Teachers’ Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(4)	Does not include the shares of Doane Enterprises common stock held by OTPP with respect to which Messrs. Metcalf and Silvestri may be deemed to have the power to dispose as described in footnote (5) below.

(5)	Messrs. Metcalf and Silvestri may be deemed to have the power to dispose of the shares held by OTPP due to a delegation of authority from the board of directors of OTPP, and each expressly disclaims beneficial ownership of such shares.

(6)	In connection with the Acquisition, OTPP and the Jersey Entity will enter into a stockholders agreement and a voting agreement pursuant to which the Jersey Entity will agree to vote in favor of the board designees of OTPP and for the Chief Executive Officer of Doane Enterprises and in favor of the board designees of Doane Enterprises and for Doane’s Chief Executive Officer, respectively. In connection with these agreements, the Jersey Entity will grant to OTPP and Doane Enterprises, respectively, an irrevocable proxy in furtherance of these obligations. See “Description of Capital Stock” and “Certain Relationships and Related Party Transactions.”

10. Certain Relationships and Related Party Transactions
Stockholders Agreement
      Concurrently with the closing of the Acquisition, Doane Enterprises intends to enter into a stockholders agreement (the “Stockholders Agreement”) with OTPP, the Jersey Entity and certain members of our senior management who will own shares of Doane Enterprises’ Class A common stock. The stockholders agreement will provide, among other things, that the Chief Executive Officer of Doane Enterprises shall be elected to the Board of Doane Enterprises and that OTPP will have the right to designate or remove all other directors. The Stockholders Agreement will further provide that the Jersey Entity will vote all of the shares of Class B common stock owned by it in favor of the Chief Executive Officer and the OTPP designees, and the Jersey Entity will grant OTPP an irrevocable proxy in furtherance of this obligation.
      The Stockholders Agreement will generally restrict the transfer of shares of common stock owned by the Jersey Entity and by the members of our senior management, or collectively, the management stockholders, who are or who become parties to the agreement. Exceptions to the restrictions on transfer applicable to the management stockholders include transfers for estate planning purposes.
      In addition, the management stockholders will have “tag-along” rights to sell their shares on a pro rata basis with OTPP in sales to third parties. Similarly, OTPP will have “drag-along” rights to cause the management stockholders to sell their shares on a pro rata basis with OTPP to third parties in certain circumstances. The Stockholders Agreement will also provide for “put” rights, which entitle a management stockholder to require Doane Enterprises to acquire shares of common stock held by such management stockholder, and “call” rights, which entitle Doane Enterprises to require a management stockholder to sell such shares to it generally upon any termination of the employment of the management stockholder with Doane Enterprises or its subsidiaries and generally at fair market value (as defined in the Stockholders Agreement). Additionally, pursuant to the Stockholders Agreement, the Jersey Entity has the right to “put” its shares of Class B common stock in Doane Enterprises to Doane Enterprises, and Doane Enterprises has the right to “redeem” the shares of Class B common stock owned by the Jersey Entity. Certain of the foregoing provisions of the Stockholders Agreement will terminate upon the consummation of an initial public offering (as defined in the Stockholders Agreement).
Registration Rights Agreement
      Doane Enterprises also plans to enter into a registration rights agreement with the management stockholders pursuant to which OTPP will have the right to make an unlimited number of requests that Doane Enterprises use its best efforts to register its shares under the Securities Act. In any demand registration, all of the parties to the registration rights agreement are expected to have the right to participate on a pro rata basis, subject to certain conditions. In addition, if Doane Enterprises proposes to register any of its shares (other than registrations related to exchange offers, benefit plans and certain other exceptions), all of the holders party to the registration rights agreement are expected to have the right to include their shares in the registration statement, subject to certain conditions.
Voting Agreement
      It is anticipated that we, Doane Enterprises and the Jersey Entity will enter into a voting agreement upon the closing of the Acquisition pursuant to which Doane Enterprises will have the right to designate all of the directors of our board of directors. The voting agreement will further provide that the Jersey Entity will vote all of the shares of Class B common stock owned by it in favor of the designees of Doane Enterprises, and the Jersey Entity will grant Doane Enterprises an irrevocable proxy in furtherance of this obligation. In addition, the voting agreement will provide the Jersey Entity with a right to “put” its shares of Class B common stock to us, and Doane Enterprises with a right to “redeem” the shares of Class B common stock held by the Jersey Entity.

11. Description of Other Indebtedness
      In connection with the Transactions, we intend to redeem our existing senior subordinated notes at a redemption price of 100%, plus accrued and unpaid interest to, but not including the redemption date. Also, we expect to repay all amounts outstanding under our existing $230.0 million senior credit facility.
New Senior Credit Facility
      Concurrently with the closing of this offering, we will enter into a senior credit facility to be provided by a syndicate of lenders arranged by Lehman Brothers Inc. Our new $220.0 million senior credit facility is expected to consist of a $55.0 million U.S. dollar equivalent term loan facility denominated in Euros, a $100.0 million term loan facility and a $65.0 million multi-currency revolving credit facility, with a sublimit of $15.0 million for Euro-denominated revolving credit loans.
      Interest Rate; Fees. We expect that all borrowings denominated in U.S. dollars under the senior credit facility will bear interest, at our option, at a rate per annum equal to an applicable margin, plus (i) the higher of (x) the prime rate (as quoted by our administrative agent) and (y) the federal funds effective rate, plus one half percent (0.50%) per annum or (ii) the Eurodollar rate. We expect that all borrowings denominated in Euros will bear interest at a rate per annum equal to the EURIBOR rate plus an applicable margin. In addition to paying interest on outstanding principal under the senior credit facility, we expect that we will be required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum.
      Guarantees; Security. Our obligations under the senior credit facility are expected to be guaranteed by Doane Enterprises and by each of our domestic restricted subsidiaries. In addition, the senior credit facility is expected to be secured by first priority perfected security interests in substantially all of our existing and future material assets and the existing and future material assets of our subsidiary guarantors, except that only up to 65% of the capital stock of our first-tier foreign subsidiaries will be pledged in favor of the senior credit facility.
      Maturity. The term loan facilities will mature on the date that is seven years following the date we enter into the senior credit facility and the revolving credit facility will mature on the date that is five years following the date we enter into the senior credit facility; provided, however, that all facilities will terminate 91 days prior to the maturity date of the senior notes, unless such notes are redeemed or refinanced.
      Prepayment; Reduction. The senior credit facility will permit all or any portion of the loans outstanding thereunder to be prepaid at any time and commitments thereunder to be terminated in whole or in part at our option without premium or penalty. We will be required to repay amounts borrowed under the term loan facility in nominal quarterly installments in amounts to be agreed upon for the first six years and nine months with the balance being payable on the maturity date of the term loan facilities.
      Subject to certain exceptions, the senior credit facility will require that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, 50% of the net proceeds from equity offerings and 75% of excess cash flow for each fiscal year (reducing to 50% based on performance levels to be agreed upon) must be used to pay down outstanding borrowings.
      Covenants. The senior credit facility and related agreements will contain customary covenants, including maximum consolidated senior secured leverage and maximum capital expenditures requirements and certain other limitations on our and certain of our subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our ability to pay dividends or grant liens, engage in transactions with affiliates and change the passive holding company status of our parent corporation.
      Events of Default. The senior credit facility will contain events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the senior credit facility when due, (ii) breach of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (viii) the actual or asserted invalidity of documents relating to any guarantee or security document, (ix) the actual or asserted invalidity of any subordination terms under the senior subordinated notes supporting the senior credit facility and (x) the occurrence of a change in control. If any such event of default occurs, the lenders under the senior credit facility would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a secured creditor.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits
99.1	Press Release dated October 5, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOANE PET CARE COMPANY
By:	/s/ PHILIP K. WOODLIEF
Philip K. Woodlief
Vice President, Finance and Chief Financial Officer

Date: October 6, 2005

EXHIBIT INDEX

Exhibit
Index	Description
99.1	Press Release dated October 5, 2005